Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

	Successor (a)					Predecessor (a)
	Twelve Months Ended Dec. 31, 2010 (b)	Twelve Months Ended Dec. 31, 2009 (c)	Twelve Months Ended Dec. 31, 2008 (d)	Twelve Months Ended Dec. 31, 2007 (e)	Two Months Ended Dec. 31, 2006 (f)	Ten Months Ended Oct. 31, 2006 (g)
	(in millions, except per share amounts)
Statement of Earnings (Loss) Data
Net sales	$4,997	$4,803	$5,847	$4,978	$772	$4,627
Gross margin	$956	$849	$922	$776	$84	$914
Marketing and administrative expenses	$516	$522	$617	$498	$86	$408
Earnings (loss) from continuing operations before interest and taxes	$206	$192	$234	$144	$(76)	$479
Interest expense, net	$110	$111	$116	$122	$29	$241
Gain on settlement of liabilities subject to compromise	$—	$—	$—	$—	$—	$(5,864)
Fresh-start accounting adjustments	$—	$—	$—	$—	$—	$(2,919)
Income tax expense (benefit)	$(840)	$14	$931	$(8)	$(35)	$991
Earnings (loss) from continuing operations	$940	$67	$(811)	$29	$(70)	$8,034
Earnings (loss) from discontinued operations (h)	$—	$—	$—	$69	$(11)	$127
Net earnings (loss) attributable to Owens Corning	$933	$64	$(813)	$95	$(85)	$8,157

Amounts attributable to Owens Corning common stockholders:
Earnings (loss) from continuing operations, net of tax	$933	$64	$(813)	$26	$(74)	$8,030
Discontinued operations, net of tax	—	—	—	69	(11)	127

Net earnings (loss) attributable to Owens Corning	$933	$64	$(813)	$95	$(85)	$8,157

Basic earnings (loss) per common share attributable to Owens Corning common stockholders
Earnings (loss) from continuing operations	$7.43	$0.51	$(6.38)	$0.20	$(0.58)	$145.20
Earnings (loss) from discontinued operations	—	—	—	0.54	(0.09)	2.30

Basic earnings (loss) per common share	$7.43	$0.51	$(6.38)	$0.74	$(0.67)	$147.50

Diluted earnings (loss) per common share attributable to Owens Corning common stockholders
Earnings (loss) from continuing operations	$7.37	$0.50	$(6.38)	$0.20	$(0.58)	$134.06
Earnings (loss) from discontinued operations	—	—	—	0.54	(0.09)	2.12

Diluted earnings (loss) per common share	$7.37	$0.50	$(6.38)	$0.74	$(0.67)	$136.18

Weighted-average common shares
Basic	125.6	124.8	127.4	128.4	128.1	55.3
Diluted	126.6	127.1	127.4	129.0	128.1	59.9

Balance Sheet Data
Total assets	$7,158	$7,167	$7,222	$7,851	$8,450	$8,857
Long-term debt, net of current portion	$1,629	$2,177	$2,172	$1,993	$1,296	$1,300
Total equity	$3,686	$2,853	$2,780	$4,004	$3,710	$3,768

No dividends were declared or paid for any of the periods presented above.

ITEM 6.	SELECTED FINANCIAL DATA (continued)

(a)	The Company adopted fresh-start accounting on October 31, 2006. Fresh-start accounting requires that the reporting entity allocate the reorganization value of the company to its assets and liabilities in a manner similar to the manner done in an acquisition. Under the provisions of fresh-start accounting, a new entity has been deemed created for financial reporting purposes. The financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Owens Corning and its subsidiaries for the periods following October 31, 2006 (“Successor”) and of Owens Corning Sales, LLC and its subsidiaries for the periods through October 31, 2006 (“Predecessor”).
(b)	During 2010, the Successor recorded impairment charges of $117 million, $40 million of charges related to cost reduction actions and related items (comprised of $29 million of severance costs and $11 million of other costs), and charges of $13 million of integration costs related to the acquisition of Saint-Gobain’s reinforcement and composite fabrics business in 2007 (“2007 Acquisition”).
(c)	During 2009, the Successor recorded $53 million of charges related to cost reduction actions and related items (comprised of $34 million of severance costs, and $19 million of other costs, inclusive of $13 million of accelerated depreciation), charges of $33 million of integration costs related to the 2007 Acquisition, and $29 million for charges related to our employee emergence equity program.
(d)	During 2008, the Successor recorded $85 million of integration costs related to the 2007 Acquisition (including charges of $10 million to impair assets related to the divestiture in 2008 of two composite manufacturing plants (“2008 Divestiture”)), $26 million of expenses related to our employee emergence equity program, $9 million in expenses related to leases of certain precious metals used in production tooling, $7 million for charges related to cost reduction actions and a gain of $48 million related to the sale of certain precious metals used in production tooling.
(e)	During 2007, the Successor recorded $54 million for charges related to cost reduction actions and related items (comprised of $28 million of charges related to severance and $26 million of other costs, which is inclusive of $21 million of accelerated depreciation), charges of $101 million of integration and transaction costs related to the 2007 Acquisition (including $60 million of charges to impair assets related to the 2008 Divestiture and charges of $12 million related to the impact of inventory write-up) and $37 million of expenses related to our employee emergence equity program.
(f)	During the two months ended December 31, 2006, the Successor recorded $32 million for charges related to cost reduction actions and related items (comprised of $20 million of charges related to cost reduction actions and $12 million of other costs), $6 million of transaction costs related to the 2007 Acquisition, charges of $10 million for Chapter 11-related reorganization expenses, charges of $91 million related to the impact of fresh-start accounting (comprised of $70 million related to the impact of inventory write-up and $21 million related to the write-off of in-process research and development) and $6 million of expenses related to our employee emergence equity program.
(g)	During the ten months ended October 31, 2006, the Predecessor recorded income of $34 million for charges related to cost reduction actions and related items (comprised of $12 million of charges related to cost reduction actions, $45 million of gains on the sale of certain precious metals used in production tooling, and $1 million of other gains), $7 million of transaction costs related to the 2007 Acquisition, charges of $45 million for Chapter 11-related reorganization expenses, income of $13 million for asbestos-related insurance recoveries and $247 million for accrued post petition interest.
(h)	Discontinued operations consist of the Company’s Siding Solutions business and Fabwel unit, which were both sold during the third quarter of 2007.